EXHIBIT 1 - CERTIFICATE OF FILING

A conformed copy of Entergy Corporation's Form U-9C-3 for the quarter ended June 30, 2004, excluding the information contained in Item 6, part A, which was filed confidentially with the Securities and Exchange Commission under Rule 104(b), was filed with the following:

Mary W. Cochran, Esq. Arkansas Public Service Commission 1000 Center Street Little Rock, AR 72201	Norma K. Scogin, Esq. Texas Attorney General's Office 300 West 15th Street/10th Floor Austin, TX 78701

Lawrence C. St. Blanc, Secretary Louisiana Public Service Commission Post Office Box 91154 Baton Rouge, LA 70821-9154	Sherry A. Quirk, Esq. Sullivan & Worcester LLP 1666 K Street, N.W. Washington, DC 20036

George W. Fleming, Esq. Mississippi Public Utilities Staff Post Office Box 1174 Jackson, MS 39215	Mr. James R. Galloway, Filing Clerk Central Records - PUCT 1701 N. Congress Austin, TX 78711

Mr. Kelley P. Meehan, Deputy Director City Council Utilities Regulatory Office Room 6E07, City Hall 1300 Perdido Street New Orleans, LA 70112	Hon. Peggy Crutchfield, Clerk of Council City of New Orleans Room 1E04, City Hall 1300 Perdido Street New Orleans, LA 70112

Entergy Corporation

By: /s/ Nathan E. Langston Nathan E. Langston Senior Vice President and Chief Accounting Officer

Dated: November 19, 2004